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                                  [LETTERHEAD]

                                 August 9, 1999


Dura Operating Corp.
4508 IDS Center
Minneapolis, MN  55402

          Re:  Dura Operating Corp.
               Registration Statement on Form S-4
               Registration No. 333-81213
               ------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Dura Operating Corp., a Delaware corporation (the "Issuer"), and each of Dura Automotive Systems, Inc., Column Shifter Operations, a Michigan corporation; Universal Tool & Stamping Company Inc., an Indiana corporation; Dura Automotive Systems Cable Operations, Inc., a Delaware corporation; Adwest Electronics, Inc., a Delaware corporation; Adwest Western Automotive Inc., a Michigan corporation; X.E. Co., a Michigan corporation; Dura Automotive Systems of Tennessee, L.P., a Tennessee limited partnership; Dura Automotive Systems of Indiana, Inc., an Indiana corporation; Anderson Industries, Inc., a Delaware corporation; Hydro Flame Corporation, a Utah corporation; Atwood Industries, Inc., an Illinois corporation; Atwood Automotive Inc., a Michigan corporation; Mark I Molded Plastics, Inc., a Michigan corporation; and Mark I Molded Plastics of Tennessee, Inc., a Tennessee corporation (collectively, the "Guarantors" and, together with the Issuer, the "Registrants"), in connection with the proposed registration by the Issuer of up to $300,000,000 in aggregate principal amount of the Issuer's 9% Senior Subordinated Notes due 2009, Series B (the "Dollar Exchange Notes") and up to [EURO] 100,000,000, in aggregate principal amount of the Issuer's 9% Senior Subordinated Notes due 2009, Series B (the "Euro Exchange Notes" and, together with the Dollar Exchange Notes, the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-81213), originally filed with the Securities and Exchange Commission on June 21, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented is hereinafter referred to as the "Registration Statement").

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Dura Operating Corp.
August 9, 1999
Page 2

          The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indentures (the "Indenture"), dated as of April 22, 1999, by and among the Registrants and U.S. Bank Trust National Association, as Trustee, in exchange for and in replacement of the Issuer's outstanding 9% Senior Subordinated Notes due 2009 (the "Old Notes"). We have been informed that $300,000,000 in aggregate principal amount of dollar-denominated Old Notes and [EURO]100,000,000 in aggregate principal amount of euro-denominated Old Notes were outstanding as of August 6, 1999.

          In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, as amended, and the bylaws, as amended, or limited partnership agreement, as applicable, of each of the Registrants, (ii) minutes and records of the corporate or limited partnership proceedings, as applicable, of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement, (iv) the Registration Rights Agreement, dated as of April 22, 1999, by and among the Registrants, NationsBanc Montgomery Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation, and (iv) the Registration Rights Agreement, dated as of April 22, 1999, by and among the Registrants, Bank of America International Limited and Donaldson, Lufkin & Jenrette International.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Registrants and others.

          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principle of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy

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Dura Operating Corp.
August 9, 1999
Page 3

considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern. We note that the enforceability of the Guarantees may be governed in part by the laws of the jurisdictions under which each of the Guarantors are formed. Because we are not admitted to practice in each such jurisdiction, we have assumed for purposes of our opinion that the laws of these jurisdictions with respect to enforceability are not materially different than the laws of the State of New York.

          Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when
(i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

          This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                       Sincerely,


                                       /s/ KIRKLAND & ELLIS
                                           KIRKLAND & ELLIS